Exhibit 8.4
Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York	February 21, 2017	Timothy Hughes Direct Dial: 416.862.6573 Thughes@osler.com Our Matter Number: 1176917
The Toronto-Dominion Bank TD Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2 Canada

Re: The Toronto-Dominion Bank – Senior Debt Securities

Ladies and Gentlemen:

The Toronto-Dominion Bank, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, registration number 333- 211718, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s Senior Debt Securities (the “Securities”), to be issued from time to time pursuant to the Indenture, dated June 30, 2006, between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, and confirm that any opinion of ours delivered in that capacity in any prospectus supplement, product prospectus supplement, pricing supplement or free writing prospectus relating to the offer and sale of any particular Security or Securities prepared and filed by the Bank with the Commission on this date or a future date is our opinion, subject to the limitations set forth therein.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP